BlackRock Funds: BlackRock Managed Volatility Portfolio
(the "Fund")

77D(g)
Policies with respect to security investments

On February 28, 2012, the Board of the Trustees of
BlackRock Funds approved the following changes:

Effective May 15, 2012, the Fund's name and investment objective were changed as follows:

The name of the Fund changed from "BlackRock Asset
Allocation Portfolio" to "BlackRock Managed Volatility
Portfolio," and the Fund changed its investment objective from "to seek to maximize total return, consistent with income generation and prudent investment management" to "seek total return."

BlackRock Funds: BlackRock Flexible Equity Fund (the
"Fund")

77D(g)
Policies with respect to security investments

On May 24, 2012, the Board of the Trustees of BlackRock
Funds approved the following changes:

Effective July 31, 2012, the Fund's name and investment objective were changed as follows:

The name of the Fund changed from "BlackRock Mid-Cap
Value Equity Portfolio" to "BlackRock Flexible Equity
Fund," and the Fund changed its investment objective from "long-term capital appreciation" (the "mid-cap value equity strategy") to "seek to achieve long-term total return" (the "flexible equity strategy") .